ATLANTIC COMPONENTS LIMITED

BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

                                                                      DECEMBER 31,          DECEMBER 31,
                                                     Notes                    2002                  2001
ASSETS

Current assets
       Cash and cash equivalents                                       $   178,937           $    54,537
       Accounts receivable                             3                   981,381             1,835,943
       Inventories                                     4                   402,089               553,173
       Amount due from a director                      5                 2,471,405             1,520,639
       Other current assets                                                361,100               292,703
                                                                -------------------   -------------------

       Total current assets                                              4,394,912             4,256,995

Other non-current assets                               5                 3,381,787             4,162,365

Plant and equipment, net                               6                    45,301                57,865
                                                                -------------------   -------------------

Total assets                                                           $ 7,822,000           $ 8,477,225
                                                                ===================   ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
       Short-term bank loans                           7               $ 1,992,574           $ 2,244,583
       Current portion of long-term bank loans         7                   641,026               641,026
       Accounts payable and accrued liabilities                          3,997,880             4,543,680
       Income tax payable                                                   18,332                     -
       Other current liabilities                                            26,693                44,420
                                                                -------------------   -------------------

       Total current liabilities                                         6,676,505             7,473,709

Long-term liabilities
       Long-term bank loans                            7                 1,140,571             1,780,303
                                                                -------------------   -------------------

       Total liabilities                                                 7,817,076             9,254,012
                                                                ...................   ...................

Stockholders' equity
       Share capital                                                       384,615               384,615
       (Accumulated losses)                                               (379,691)           (1,161,402)
                                                                -------------------   -------------------

       Total stockholders' equity                                            4,924              (776,787)
                                                                ...................   ...................
                                                                -------------------   -------------------

Total liabilities and stockholders' equipty                            $ 7,822,000           $ 8,477,225
                                                                ===================   ===================


                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

                                                                                YEAR ENDED              YEAR ENDED
                                                                              DECEMBER 31,            DECEMBER 31,
                                                              NOTES                   2002                    2001
NET SALES                                                       2             $ 88,731,311            $ 63,631,328

COST OF SALES                                                                  (84,647,677)            (60,445,706)
                                                                      ---------------------  ----------------------

GROSS PROFIT                                                                     4,083,634               3,185,622

SELLING EXPENSES                                                                  (436,268)               (825,547)

GENERAL AND ADMINISTRATIVE EXPENSES                                             (2,416,877)             (1,414,740)
                                                                      ---------------------  ----------------------

OPERATING INCOME                                                                 1,230,489                 945,335

FINANCIAL EXPENSES                                                                (378,328)               (501,878)
                                                                      ---------------------  ----------------------

INCOME BEFORE INCOME TAXES                                                         852,161                 443,457

PROVISION FOR INCOME TAXES                                      8                  (70,450)                      -
                                                                      ---------------------  ----------------------

NET INCOME                                                                         781,711                 443,457

(Accumulated losses) brought forward                                            (1,161,402)             (1,604,859)
                                                                      ---------------------  ----------------------

(ACCUMULATED LOSSES) CARRIED FORWARD                                          $   (379,691)           $ (1,161,402)
                                                                      =====================  ======================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

STATEMENTS OF STOCKHOLDERS' EQUITY

(EXPRESSED IN US DOLLARS)


                                                                                   Total
                                             Share          Accumulated        Stockholders'
                                            Capital            Losses             Equity
                                        ----------------  -----------------  ------------------
Balance, January 1, 2001                      $ 384,615       $ (1,604,859)       $ (1,220,244)

Net income                                            -            443,457             443,457
                                        ----------------  -----------------  ------------------

Balance, December 31, 2001                      384,615         (1,161,402)           (776,787)

Net income                                            -            781,711             781,711
                                        ----------------  -----------------  ------------------

Balance, December 31, 2002                    $ 384,615       $   (379,691)       $      4,924
                                        ================  =================  ==================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

STATEMENTS OF CASH FLOWS

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS

(EXPRESSED IN US DOLLARS)

                                                                                        YEAR ENDED           YEAR ENDED
                                                                                      DECEMBER 31,         DECEMBER 31,
                                                                                              2002                 2001
Cash flows from operating activities
      Net income                                                                           781,711              443,457
           Adjustments to reconcile net income
           to net cash provided by operating activities
      Depreciation of plant and equipment                                                   23,570               19,345
      Amortization of other non-current assets                                             780,578              527,870
      Financial expenses                                                                   378,328              501,878
      Changes in:
           Accounts receivable                                                             854,562            1,418,280
           Inventories                                                                     151,084              160,059
           Other current assets                                                            (68,397)            (279,461)
           Accounts payable and accrued liabilities                                       (545,800)           1,855,467
           Income tax payable                                                               18,332                    -
           Other current liabilities                                                       (17,727)              33,576
                                                                                 ------------------   ------------------

Net cash provided by operating activities                                                2,356,241            4,680,471
                                                                                 ------------------   ------------------

Cash flows from return on investments and servicing of finance
      Financial expenses                                                                  (378,328)            (501,878)
                                                                                 ------------------   ------------------

Cash flows used in investing activities
      Acquisition of plant and equipment                                                   (11,006)             (60,372)
                                                                                 ------------------   ------------------

Cash flows from financing activities
      Repayment of director's current account                                             (950,766)          (4,159,333)
      Repayment of long-term bank loans                                                   (639,732)            (451,429)
                                                                                 ------------------   ------------------

Net increase/(decrease) in cash and cash equivalents                                       376,409             (492,541)

Cash and cash equivalents at beginning of period                                        (2,190,046)          (1,697,505)
                                                                                 ------------------   ------------------

Cash and cash equivalents at end of period                                              (1,813,637)          (2,190,046)
                                                                                 ==================   ==================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Atlantic Components Limited ("the Company") was incorporated in Hong Kong on May 30, 1991 with limited liability. The principal activities of the Company are distribution of electronic components under "Samsung" brandname which comprise DRAM and graphic RAM, FLASH, SRAM and MASK ROM for the Hong Kong and Southern China markets.


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES

Basis of accounting
-------------------
The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

Foreign currency translation and transactions
---------------------------------------------
The functional currency of the Company is Hong Kong dollars ("HKD"), the lawful currency of Hong Kong and the financial records are maintained and the financial statements prepared in HKD. Foreign currency transactions during the period are translated into HKD according to the exchange rates ruling at the transaction dates. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into HKD at year end exchange rates. When assets, liabilities and equity denominated in HKD are translated into United States Dollars ("US$"), translation adjustments are included as a component of stockholder's equity.

For the purpose of preparing these financial statements, the financial statements in HKD have been translated into United States Dollars at US$1.00 =HKD7.8.

Revenue recognition
-------------------
Sales revenue is recognized upon the transfer of legal title of the electronic components to the customers.

Cash and cash equivalents
-------------------------
Cash and cash equivalents include all highly liquid investments less short-term bank borrowings with an original maturity of three months or less.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES (CONT'D)

Accounts receivable and concentration of credit risk
----------------------------------------------------
During the normal course of business, the Company extends unsecured credit to its customers. The collectibility of debts owed by its customers depends substantially on the financial condition and cash flow position of its customers. The Company reviews regularly the credit status of each customer on a case by case basis and the provision of doubtful accounts is recorded based on the management's assessment of the credit status of its customers.

Plant, equipment and depreciation
---------------------------------
Plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets at the rates of 20% to 30% per annum.

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. Additions and betterments to plant and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Long-lived assets
-----------------
The Company periodically reviews its long-lived assets for impairment based upon the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the asset is written down to its net realizable value.

Income taxes
------------
The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the year that covers the enactment in the near future date. A valuation allowance will be provided when there is an uncertainty that a deferred tax benefit will be realized.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES (CONT'D)

Fair values of financial instruments
------------------------------------
The carrying amounts of certain financial instruments, including cash, accounts receivable and accounts payable approximate their fair values as of December 31, 2002 because of the relatively short-term maturity of these instruments.

Use of estimates
----------------
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in the financial statements are the allowance for doubtful accounts, provision for inventory obsolescence and slow moving items, and deferred income tax liability. Actual results could differ from those estimates.

NOTE 3 - ACCOUNTS RECEIVABLE

                                           December 31,            December 31,
                                                   2002                    2001

Accounts receivable                            $981,381              $1,835,943
Less: Allowance for doubtful accounts                 -                       -
                                               --------              ----------
                                               $981,381              $1,835,943
                                               ========              ==========

NOTE 4 - INVENTORIES

                                           December 31,            December 31,
                                                   2002                    2001

Electronic components, at cost                 $402,089              $1,065,994
Less: Provision for obsolescence                      -                (512,821)
                                               --------              ----------
                                               $402,089              $  553,173
                                               ========              ==========

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 5 - TRANSACTIONS WITH A DIRECTOR

The current account with a director is with Mr. Chung-Lun Yang ("Mr. Yang") and is interest-free, unsecured and with no fixed repayment dates.

In addition, under the current arrangement between the Company and Mr. Yang, he has to provide continued management services to the Company until December 31, 2010, in particular on a best efforts basis to maintain the relationship with "Samsung Electronics H.K. Co., Ltd.", the single major supplier of the Company in connection with electronic components under "Samsung" brandname for the Company's distribution business. In return, Mr. Yang is entitled to a lump sum advance payment of remunerations from the Company up to the expiry of the above arrangement. As of December 31, 2002 and 2001, the unamortized portion of this cash advance amounted to $3,381,787 and $4,162,365 respectively and was disclosed as other non-current assets in the balance sheet. For the two years ended December 31, 2002 and 2001, the amount charged to the statement of operations in connection with amortization of such other non-current assets totaled $780,578 and $527,870 respectively.

Furthermore, the Company's banking facilities require Mr. Yang's continuing financial support and commitment to give personal guarantee to its bank group. Please refer to note 7 to the financial statements for details of banking facilities of the Company.


NOTE 6 - PLANT AND EQUIPMENT, NET

                                               December 31,     December 31,
                                                       2002             2001

Furniture, motor vehicles and equipment            $101,113         $ 90,107
Less: Accumulated depreciation                       55,812           32,242
                                                  ---------         --------
                                                  $  45,301         $ 57,865
                                                  =========         ========

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 7 - BANKING FACILITIES

The general banking facilities of the Company are secured by:

1. a first ranking all monies debenture issued to the a bank group incorporating a fixed and floating charge over all assets of the Company together with a HKD53,550,000 (equivalent to approximately $6,865,385) personal guarantee given by Mr. Yang to its banks;

2. a second legal charge for all monies over a residential property located in Hong Kong owned by an independent third party together with a joint and several guarantee given by Mr. Yang and an ex-director of the Company; and

3. a personal guarantee given by Mr. Yang for unlimited amount together with a key man insurance of Mr. Yang for $1,000,000 denoting a bank as beneficiary.

NOTE 8 - INCOME TAXES
Under Hong Kong profits tax laws, the Company's net taxable income for the year ended December 31, 2002 was subject to a 16.5% (2001: 16.5%) profits tax rate. However, due to significant tax losses brought forward from prior years, the Company was not subject to any significant profits tax provision for the year ended December 31, 2001.

Deferred income tax is not provided as the Company does not have any material tax exposure due to timing differences.

NOTE 9 - OPERATING LEASE COMMITMENTS
As of the balance sheet dates, the Company had the following operating lease rental commitments in connection with its office premises and directors' quarters:

                                                  December 31,      December 31,
                                                          2002              2001

Operating lease rentals to be paid:
       within one year                                 $28,441          $ 28,441
                                                       =======          ========

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 10 - ECONOMIC DEPENDENCE
The Company's distribution operations are dependent on the continued supply of electronic components under "Samsung" brandname by "Samsung Electronics H.K. Co., Ltd." a subsidiary of Samsung Electronics Co., Ltd., a Korean public company with no written long-term supply contract entered between the Company and that supplier. There is no assurance that the Company can be supplied sufficient electronic components at mutually agreed prices and terms should the Company's business expand or that the Company can locate another third party supplier with similar standing on as favorable terms as that existing supplier.

In addition, the Company's operations and business viability is to a large extent dependent on the provision of management services by Mr. Yang. Please refer to note 5 to the financial statements for details of service arrangement between the Company and Mr. Yang.

Furthermore, the Company's banking facilities rely heavily on Mr. Yang's continuing financial support and commitment to provide personal guarantee to its bank group. Please refer to note 7 to the financial statements for details of banking facilities of the Company.